Exhibit 99.2

CONFERENCE CALL TRANSCRIPT

NORTHROP GRUMMAN CORPORATION

October 10, 2005

8:00 a.m. PDT

Coordinator	Good day, ladies and gentlemen, and welcome to the Northrop Grumman Updated Financial Guidance for Hurricane Impact conference call. My name is Anne-Marie and I’ll be your coordinator for today. At this time, all participants are in listen-only mode. We will be facilitating a question and answer portion at the conclusion of the presentation. I would now like to turn the presentation over to Mr. Gaston Kent, Vice President of Investor Relations. Sir, please proceed.

G. Kent	Thank you very much, Anne-Marie and good morning, ladies and gentlemen. Thanks for joining us. We’ll begin with a few brief comments and then the call will be open for Q&A. We ask that you limit your questions to the hurricane impact. We will discuss the third quarter results for the entire company on our conference call on October 25th and we’ll not respond to any questions today other than the subject matter of today’s release.

Before we start, please understand that the matters we will be discussing this morning constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect the company’s views with respect to future events and prospective financial performance. These forward-looking statements involve risks and uncertainties and the actual results of the company may differ materially from the results expressed or implied by the forward-looking statements. A more complete expression of these risks and uncertainties is contained in today’s press release and the company’s SEC filings, including Form 10-K and 10-Q among others.

During the call, we’ll discuss the impact the recent hurricanes are expected to have on our third quarter results, as well as the impacts we expect for 2005 and 2006. Guidance will include GAAP measures of sales, earnings per share from continuing operations and net cash provided by operations.

On the call today are our Chairman and Chief Executive, Ron Sugar, our Chief Financial Officer, Wes Bush and our Controller, Ken Heintz. At this time, I’d like to turn the call over to Ron.

R. Sugar	Well good morning, everyone and thanks for joining us. It’s been a little more than a month since Hurricane Katrina hit our Gulf Coast operations and in that short time, we’ve made tremendous progress toward recovery considering the significant damage that was generated by this hurricane, as well as the subsequent and much lesser damage from Hurricane Rita.

Immediately after Katrina, we had no electricity, virtually no communication with our personnel and very limited access to our facilities due to the extensive infrastructure damage across the region. The small crew of courageous employees who rode out the storm at our shipyards in Pascagoula and New Orleans immediately began clean up and recovery operations in the face of these enormous obstacles. Our first priority after the storm was to establish contact with our nearly 20,000 employees to determine their status and provide assistance where needed.

Northrop Grumman took extraordinary measures to assist our employees in the form of extended pay, benefits and cash advances. The company and our employees from the other sectors also provided substantial charitable contributions to local relief agencies.

After assisting our employees, our second imperative was to clean up, repair and resume normal operations as quickly as possible. Through Herculean round-the-clock efforts, our shipyards reopened on September 12th. We’re pleased to report that as of this week, approximately 12,500 of our 19,800 employees have returned to work at the shipyards and the vast majority of our affected facilities have reopened for production.

Another 3,000 employees have made contact with the company and are on various forms of approved leave. Another 3,600 have made initial contact with the company but are not working, and approximately 700 employees are not yet accounted for. We’re happy to report the production of the yards is steadily ramping up.

The Ship Systems management team and workforce, led by Phil Teel, have demonstrated outstanding dedication and work ethic during the recovery effort, often in the face of personal tragedy. We experienced the same commitment and dedication at our other sectors’ smaller facilities and across the company. Resources from the entire corporation were brought to bear to support Ship Systems. We have also received tremendous support from the United States Navy, which has been an integral partner in our recovery. We want to publicly acknowledge and recognize all these efforts.

Hurricanes are a way of life in this region, and we prepare for them and deal with them as a normal course of business. But this hurricane was truly extraordinary. Today’s press release provided our current assessment of the financial impact of the recent hurricanes. While the damage is significant, Northrop Grumman has weathered this disaster and will come back even stronger than before. Now I’d like to turn the call over to our Chief Financial Officer, Wes Bush, to discuss the details of the release. Wes?

W. Bush	Thanks, Ron. Good morning, everyone. As you saw from our press release, there are three elements of hurricane financial impact to our shipyards - property damage, work delays and contract cost growth.

Regarding property damage, we’ve completed a preliminary assessment and currently estimate that our cost to replace and repair will be approximately one billion dollars. The estimated net book value of our damaged property plus the cost of clean up and recovery is less than $500 million. The difference between this amount and our estimated damage represents the amount of estimated replacement cost above the book value of the damaged assets and clean up and recovery costs.

Although our insurance provider for damages above $500 million has verbally advised us of a disagreement regarding coverage for certain losses above $500 million, we fully expect to recover from our insurance carriers the preponderance of our cost of property damage, repair and replacement.

Regarding work delay, recovery to 100% of previously planned activity will be driven by how quickly we can recover from the physical damage to the yard and return the workforce to full operations. I want to emphasize that we do not foresee any loss of backlog. The delayed work is expected to be performed in 2006 and 2007. Regarding the cost growth in our contracts, the major elements are increased labor, material and overhead expenses due to damage to our facilities and the region’s infrastructure. We expect that it will take from nine to 12 months to achieve full planned activity. We have been and will continue to work closely with our customers to identify approaches to minimize the cost growth and its impact.

Northrop Grumman is actively consulting its customers concerning the recent hurricane’s impact on our company, our workforce and our support of national defense. Leadership in the Department of Defense has been understanding regarding the need to mitigate the effect of the extraordinary hurricane costs. This is an issue that all federal contractors in the Gulf area are concerned about.

While we are optimistic regarding these customer discussions, it is too soon to predict the outcome. Therefore, we have not assumed any potential contractual relief in the financial guidance we’ve provided today. The estimates we provided reflect a full impact to earnings of our current estimate of cost growth and the form of a third quarter cumulative correction to previously booked margin, as well as our estimate of the impact to margin going forward.

Future improvements may be realized as a result of our ongoing customer discussions and potential recovery under the business interruption element of our insurance coverage. As a result of the work delay and cost growth, we now expect 2005 sales of $30.5 to $31 billion compared with the previous estimate of $31 to $31.5 billion. Earnings per share for 2005 will be reduced by approximately $0.40, reflecting the impact of the third quarter charge for cost growth, the margin impacts of cost growth in the fourth quarter, as well as the impact of work delay.

Our revised earnings guidance for 2005 is $3.55 to $3.65 per share, reflecting continued performance improvements across the other six operating sectors not impacted by the hurricanes. Although the hurricane impacts will put downward pressure on our cash generation, we still expect cash from operations in 2005 of between $2.2 and $2.5 billion. For 2006, the company still expects sales of approximately $32 billion and earnings of $4.10 to $4.30 per share. Ship Systems’ recovery to plan levels of operation will pressure our working capital. So we now expect 2006 cash from operations of $2.3 to $2.5 billion versus our previous estimate of approximately $2.5 billion.

We’d now like to begin the Q&A. Before we do, I want to reiterate Gaston’s instruction that the Q&A be limited to the topic of today’s press release. Anne-Marie, we’re ready to begin our Q&A.

Coordinator	Thank you. Your first question will come from Cai Von Rumohr with SG Cowen. Please proceed.

C. Von Rumohr	Yes, two questions. First, what percent of the workforce as of today is without homes and kind of what are you guys doing to make sure that they have homes so that you can get them back?

R. Sugar	Cai, this is Ron. We don’t have an accurate estimate of this and it would be difficult to speculate. But there are a significant number of employees, certainly not the majority to the best we can tell, who have either lost their homes or who have significant damage to their homes throughout the region.

As we told you, more than half of the workforce is back at work and those who are on leave are planning to come back as soon as they can attend to their personal business. We have been working very closely with the local and state authorities relative to recovery of infrastructure. We have arranged for housing, temporary housing in a number of areas in both areas. We have arranged with the Navy for the use of training barges, which are able to put people up, largely workers who come from a longer distance so they can stay overnight for the three nights in between the four long days that they’ll be with us.

We’ve also put in place some temporary housing on our shipyard in Avondale. We’re doing the best we can here. We’re not dealing with thousands and thousands of new housing units. That’s not a business that we’re in. However, we are trying to assist the people where we can. I think as the infrastructure improves, the road system improves, we’ll see a continuous improvement in the number of people being able to come back.

C. Von Rumohr	You also mentioned the impact on cash flow from ops in 2005 and 2006. But is there going to be any incremental cap ex required in 2005 and 2006, and how big might that be? Can you give us any sense in terms of how that might be offset by insurance recoveries?

W. Bush	Yes, Cai. This is Wes. As we said during the call, we fully expect to recover from our insurance carriers the preponderance of the cost for replacement and repair of the shipyards.

That being said, there are always timing issues that result in the recovery of insurance payments. So there may be some impact to our cap ex for next year. We’ve not come out with any specific guidance for that on this point, but it’s something that of course we’re looking at very carefully. We expect to have a little bit more visibility into that as we progress through the year and actually can see how the timing of insurance recoveries are flowing.

C. Von Rumohr	Thank you.

G. Kent	Thanks, Cai.

Coordinator	Your next question will come from George Shapiro with Citigroup. Please proceed.

G. Shapiro	Good morning.

R. Sugar	Good morning.

G. Shapiro	Effectively, you increased the earnings for this year by $0.05 excluding the Katrina effects. Can you detail where the better performance elsewhere is coming from? Also, do I correctly assume that the $0.05 a share in cost growth impacting the fourth quarter effectively would continue through a couple of quarters of next year so underneath it, next year’s numbers look maybe $0.10 better than what the reiteration of the current guidance is?

W. Bush	Good morning, George. It’s Wes. Let me answer both of those questions. The first is you are correct. We do have solid performance in other parts of the company that is expected to offset some of Katrina’s impact this year. We aren’t prepared to discuss those items in detail on today’s call. We’ll be delighted to go through that with you on our upcoming quarter call in just a few weeks.

But you’re also correct that as we look into next year, as we look at that total cost growth and its impact on the earnings within the ship segment, there is some of that impact that flows into next year, as you might expect, given that we’re continuing to perform on these contracts, but the overall strength of the company’s performance allows us to continue to maintain our guidance for next year.

G. Shapiro	Is it right to figure it’s maybe $0.10 or $0.10 to $0.15 since you said it would go on for nine or 12 months?

W. Bush	The total impact, George, isn’t something that we’re prepared to put a specific number out there today, but I would say that the way you’re generally thinking about it, over the period of time it will take us to fully recover, is the appropriate way of thinking about it.

G. Shapiro	Okay. Thanks a lot, Wes.

Coordinator	Your next question will come from Steve Binder with Bear Stearns. You may proceed.

S. Binder	Good morning. Wes, can you maybe just touch on with respect to the cost growth at least a couple hundred million dollars, not just the cum adjustment but the forward effect? Can you maybe give a little more granularity? You touched on material, overhead, labor. Can you give us maybe not in dollar terms, but maybe in percentages how you kind of bracket where the cost growth is tied to? What are your assumptions maybe on workforce? What happens differently as far as—Do you have to replace some of the unaccounted for? Is there an assumption of big change in the workforce going forward?

W. Bush	Yes, Steve. Let me kind of characterize the way we’ve approached this and give you a little bit of flavor of kind of the relative pieces in it. You touched on, obviously, the key components.

The cost growth is driven by the delay in the disruption caused by the fact that we have property damage. This will result in higher labor and material costs, as well as an increase in the overhead rates, as you might expect. We think the largest sources of the cost growth are increased labor cost and an increase in the overheads. Largely, the cost of labor will be driving this. The major factor here, as you might expect when we have a major disruption of this nature, is the increased cost due to loss of learning when you have a disruption of this nature.

We have seen disruptive effects in the past, although not of this magnitude. So we do have ways of modeling and estimating the impact on learning curves and business resumption as we go through a disruptive event. The overhead rates will also be a substantial source of the increase as a result of the impact to the base and the labor costs.

Our estimate of the cost growth, the total cost growth is based on our present understanding of all of these different components. Some of the estimates are modeled using our past experiences. You asked about our workforce specifically and clearly recovery of our workforce is our primary task. We do expect that we will have to go and get some additional workers in some areas. So we’ve included that in our cost estimating.

We also estimate that there will be some local macroeconomic factors that will drive both the demand for labor and some of the local demand for materials. We’ve included in our estimating those effects as well.

I will tell you that we’ve done, I would say, a very comprehensive and well thought out job of modeling this and estimating. We’ve drawn on not only the folks down at Ship Systems, but around our corporation the skill sets involved in taking a look at the impacts on large programs so that we can comprehensively estimate the impact.

But I will also tell you that the magnitude of the impact of Katrina - if you’re able to get down there and see it for yourself, I think you have some appreciation for what we’re saying - combined with the local recovery situation in Mississippi and Louisiana does introduce some uncertainties in our estimates of the cost growth. So we’ve taken a very comprehensive and I think well-considered look at it, but there naturally are some uncertainties as we go forward that we hope to resolve.

S. Binder	Thank you.

G. Kent	Thank you, Steve.

Coordinator	Your next question will comes from Howard Rubel with Jefferies. Please proceed.

H. Rubel	Thank you very much. I have a question in the accounting a little bit. If we look at the numbers, just the inception to date adjustment might be on the order of $165 million. Is that ballpark?

W. Bush	That’s approximately correct, Howard. Yes. Just a tiny bit less than that, but that’s about right.

H. Rubel	And then if you were to just look at the work in terms of where the greater disruption is, is it evenly split between Pascagoula and Avondale, or is one more impacted than the other?

W. Bush	It really has hit all of our production activities. Interestingly, the effects were a little bit different. At Pascagoula, the shipyard itself was severely impacted relative to the property damage that we sustained. But the local infrastructure has been coming back online fairly quickly and we’re able to recover our workforce a bit more quickly.

Over at Avondale, the physical infrastructure of the yard itself was not nearly as hard hit, but the local infrastructure supporting the shipyard has not been coming back as quickly. So both of those impacts are factored into our overall assessment here. It is impacting all of our programs.

R. Sugar	Let me also add, Howard, the way we have structured this business over the last several years is we’ve been moving toward a one shipyard model so that we have created an interrelationship between the yards, and there’s actually a third yard in the middle of this thing at Gulfport where in fact work flows back and forth. So for example, a large ship might have components built in all three places.

So the ability to make a crisp distinction between which one is or is not coming back faster and how it might affect a ship program is maybe not as simple as it might have been in times past.

H. Rubel	I understand that. I appreciate that. You tried to do the right thing and you got punished a little bit for it. The last thing is could you just explain a little bit more what the issues are with respect to this insurance recovery, and that might very well hamper or add to your cash flow or cap ex?

W. Bush	Yes, Howard. This is Wes. Let me give you a perspective on that. We are at very early stage in our discussions with our insurance carriers. The carrier that we have for the amounts over $500 million just very recently raised a potential coverage issue. Because of the very sensitive nature of these discussions, as you might imagine, we really cannot comment any further. But let me reiterate we fully expect to recover the preponderance of our cost to replace and repair our damaged property. We felt it was important to illuminate the fact that this potential issue had been raised, but we are at a very early stage.

H. Rubel	I appreciate your caution and your openness. Thank you very much, gentlemen.

Coordinator	Your next question will comes from Joe Nadol with JP Morgan. Please proceed.

J. Nadol	Thanks. I just have one more question, which is does this damage, and obviously a billion dollars of damage is quite considerable, in any way make you reconsider what type of facilities you have at which yards and the type of workflow that you have between the yards, I guess among the three yards? Any consideration to changing any of that?

R. Sugar	Joe, we’ve been in this area of building ships for at least 65 years with a predecessor organization. We’ve dealt with hurricanes virtually every season through there. Some are worse than others and in general, we know how to deal with it. These guys down there are pros. This one was extraordinary.

Having said that, we do have, as a result of the fact that we do now operate more as a virtual shipyard amongst the three locations, the ability to move work around. In fact, that is something which is going to aid in our ability to recover faster than we might otherwise have been able to in the next six to nine months because we will be able to source work between the various facilities where it’s most appropriate.

We’re looking overall at our capacity and our demand going forward. I will tell you that there are a lot of ships to be built going forward under anybody’s scenario for the future of Navy shipbuilding. So while we’re going to continue to look at tuning which skills are done in which yard, which pieces of the boats are done which places, we’re going to keep building ships and we’re going to need the capacity of all of those facilities.

J. Nadol	Okay. Thank you.

G. Kent	Thank you, Joe.

Coordinator	Your next question will comes from Myles Walton with CIBC World Markets. Please proceed.

M. Walton	Thanks. I just have two quick questions for you. First on the timing of any goodwill intangible asset valuations, do you have a better sense of when that might take place?

W. Bush	Myles, it’s Wes. Let me address that directly. With our expectations of insurance recovery and resumption of reasonable production levels, we presently believe that neither our goodwill nor our intangible assets have been impaired. But as you suggest, we’re going to continue looking at it.

As the recovery progresses, we’ll continue to review whether any of our long-lived assets at the effective locations have been impaired. I would describe this to you as an ongoing activity on our part as we gain more and more insight into that recovery progression.

M. Walton	All right. Great. And then you mentioned insurance on disruption of work, which I know you carry. What is the status of the negotiations there in terms of reimbursement?

W. Bush	Well our insurance coverage does include provisions for business interruption. We are at an early stage, as you might imagine, of getting our arms around a magnitude of business interruption. At an appropriate future time when we can demonstrate the cost of the interruption, we do plan to submit a claim for the interruption. Let me also state what I said a little bit earlier. We have not assumed any recovery of business interruption in our guidance for 2005 and 2006.

M. Walton	All right. Great. Thanks.

G. Kent	Thank you, Myles.

Coordinator	Your next question will come from Troy Lahr with Legg Mason. Please proceed.

T. Lahr	Thanks. You said production work is resumed on the 11 ships. Are you still though at about 60% of pre-hurricane levels just based on employee levels? Is your work at 60% of pre-hurricane levels? Is that about what you’re running?

R. Sugar	Troy, it’s very difficult to exactly match the labor force with the progress on the ships because as you can understand, part of coming back since September 12th there’s been a lot of repair, recovery, clean up and also, frankly, the mix of skills that comes back is not necessarily optimum or perfectly scaled. So I’m not sure you could say it’s exactly that percentage but certainly it’ll move with the trend of total employment. So as the employment continues to improve, the fraction of productivity versus steady state productivity will close back toward one over time.

I can’t give you a specific number. My guess is we’re probably operating slightly less than the proportional headcount in terms of productivity in this point in time. On the other hand, I will say that the folks that are coming back are all experienced ship builders. They’re obviously working around some of the damage in the shops and the yard and fundamentally doing some improvisation in terms of workflow. But over time, we’ll get back to 100%.

T. Lahr	Okay, and for getting back to 100%, are you looking at nine to 12 months? Is that kind of what you guys were saying?

R. Sugar	Yes, that’s about what we’re looking at, and as Wes stated earlier, that are several variables there, the most important of which is the ability of the workforce to come back and the infrastructure in the area to be able to heal enough to be able to allow that to happen productively. Of course, we’re working very closely with the state and local officials in both states to try and make that happen.

T. Lahr	Okay. Thanks, guys.

G. Kent	Thank you, Troy.

R. Sugar	I think we put out a pretty comprehensive press release. We really do appreciate your questions. I hope this has given you insight. This is what we know at this point in time. We tried to tell you whatever we know. We look forward to talking with all of you again in a couple of weeks when we have our quarterly earnings release. Thank you very much for your interest.

Coordinator	Ladies and gentlemen, thank you so much for your participation in today’s conference. This does conclude the presentation. Have a great day.

CAUTIONARY STATEMENT

INFORMATION CONTAINED IN THIS TRANSCRIPT IS A TEXTUAL REPRESENTATION OF THE CONFERENCE CALL. EFFORTS WERE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, BUT READERS ARE CAUTIONED THAT BY ITS NATURE A TEXTUAL REPRESENTATION OF A LIVE CALL CANNOT CONVEY THE FULL RANGE OF NUANCES OF THE CALL AND ACCOMPANYING QUESTIONS AND ANSWERS. READERS ARE REMINDED OF THE REFERENCE AT THE OUTSET OF THE CALL TO THE CAUTION REGARDING FORWARD LOOKING STATEMENTS CONTAINED IN IT AND TO THE REFERENCE TO RISKS AND UNCERTAINTIES SET OUT IN THE COMPANY’S ASSOCIATED PRESS RELEASE AND FILINGS FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING AMONG OTHERS, FORMS 10-K AND 10-Q.